Exhibit 3.1

KLEOPATRA HOLDINGS 2 S.C.A. -

Société en commandite par actions

Siége social: 46A Avenue J.F. Kennedy

L-1855 Luxembourg

R.C.S. Luxembourg B 168.851 -

Statuts coordonnés, suite a une constatation d’augmentation de capital recue par Maitre Francis KESSELER, notaire de résidence a Esch/Alzette, en date du 21 février 2013

déposés au Registre de Commerce et des Sociétés a Luxembourg, aux fins de publication au Mémorial, Recueil Spécial des Sociétés et Associations.

Esch/Alzette, le 21 mars 2013

KLEOPATRA HOLDINGS 2 S.C.A. —

Société en commandite par actions

Siége social: 46A Avenue J.F. Kennedy

L-1855 Luxembourg

R.C.S. Luxembourg B 168.851

constitution

10.05.2012 Maitre Edouard DELOSCH, notaireC 1589 du 25.06.2012 de résidence a Diekirch dernière modification

21.2.2013	Maitre Francis KESSELER, notaire en cours de publication de résidence à Esch/Alzette

STATUTS COORDONNES

I	NAME - TYPES OF SHAREHOLDERS - REGISTERED OFFICE - OBJECT - DURATION

Art. 1. Name / Types of Shareholders

1.1	The name of the corporate partnership limited by shares is “Kleopatra Holdings 2” (the Company). The Company is a corporate partnership limited by shares (société en commandite par actions) governed by the laws of the Grand Duchy of Luxembourg and, in particular, the law of August 10, 1915, on commercial companies, as amended (the Law), and these articles of incorporation (the Articles).

1.2	The Company’s shareholders are (i) Kleopatra Holdings GP S.A., a public limited company incorporated under the laws of Luxembourg, having its registered office at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, with Trade and Companies register number R. C. S. Luxembourg B168839 (the Managing Shareholder) and (ii) the limited shareholders (associés commanditaires) upon incorporation of the Company and any person or entity that becomes a limited shareholder (associé commanditaires) from time to time (collectively the Limited Shareholders).

1.3	The Managing Shareholder is jointly and severally liable for all liabilities of the Company to the extent that they cannot be paid out of the assets of the Company.

1.4	The Limited Shareholders are liable up to the amount of the capital committed by them to the Company on subscribing for the shares.

1.5	The Limited Shareholders and the Managing Shareholder are, in the Articles, collectively referred to as the Shareholders and individually as a Shareholder.

Art. 2. Registered office

2.1	The Company’s registered office is established in Luxembourg City, Grand Duchy of Luxembourg. It may be transferred within that municipality by a resolution of the Managing Shareholder. It may be transferred to any other location in the Grand Duchy of Luxembourg by a resolution of the general meeting of Shareholders (the General Meeting), acting in accordance with the conditions prescribed for the amendment of the Articles.

2.2	Branches, subsidiaries or other offices may be established in the Grand Duchy of Luxembourg or abroad by a resolution of the Managing Shareholder. If the Managing Shareholder determines that extraordinary political or military developments or events have occurred or are imminent, and that those developments or events may interfere with the normal activities of the Company at its registered office, or with ease of communication between that office and persons abroad, the registered office may be temporarily transferred abroad until the developments or events in question have completely ceased. Any such temporanj measures do not affect the nationality of the Company, which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg incorporated company.

Art. 3. Corporate object

3.1	The Company’s object is the acquisition of participations, in Luxembourg or abroad, in any company or enterprise in any form whatsoever, and the management of those participations. The Company may in particular acquire, by subscription, purchase and exchange or in any other manner, any stock, shares and other participation securities, bonds, debentures, certificates of deposit and other debt instruments and, more generally, any securities and financial instruments issued by any public or private entity. It may participate in the creation, development, management and control of any company or enterprise. Further, it may invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin.

3.2	It being understood that the Company will not enter into any transaction which would cause it to be engaged in any activity that would be considered as a regulated activity of the financial sector, the Company may borrow in any form. It may issue notes, bonds and any kind of debt and equity securities. The Company may issue convertible funding instruments and warrants. It may lend funds, including, without limitation, the proceeds of any borrowings, to its subsidiaries, affiliated companies and any other companies. It may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over some or all of its assets to guarantee its own obligations and those of any other company, and, generally, for its own benefit and that of any other company or person. The Company may issue warrants or any other instrument which allows the holder of such instrument to subscribe for shares in the Company.

3.3	The Company may use any techniques, legal means and instruments to manage its investments efficiently and protect itself against credit risks, currency exchange exposure, interest rate risks and other risks.

3.4	The Company may carry out any commercial, financial or industrial operation and any transaction with respect to real estate or movable property, which directly or indirectly, favours or relates to its corporate object.

Art. 4. Duration

4.1	The Company is formed for an unlimited period.

4.2	The Company shall not be dissolved by reason of the death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting one or more Shareholders.

4.3	More specifically, in the event of death as well as in the case of legal incapacity, liquidation or other permanent situation preventing the Managing Shareholder from acting as manager of the Company, the Company shall not be immediately dissolved and liquidated, provided that the Supervisory Board (as defined in article 11.1.) appoints an administrator (who need not be a shareholder), to adopt urgent measures and those of ordinany administration until a General Meeting as defined in article 9.1. is held. The administrator must convene the General Meeting within fifteen (15) days of his appointment. At the General Meeting, the shareholders must appoint a successor manager in accordance with the quorum and majority requirements for the amendment of the Articles and without the consent of the Managing Shareholder. Failing such appointment, the Company shall be dissolved and liquidated.

II CAPITAL - SHARES

Art. 5. Capital

5.1	The issued share capital is set at one million seven hundred and fifty-six thousand four hundred and ninety Euro (EUR 1,756,490.00), represented by fully paid-up shares, all having a nominal value of one Euro (EUR 1.00) each, consisting of:

a) one million seven hundred and fifty-six thousand four hundred and eighty-nine (1,756,489) Ordinary Shares (the Ordinary Shares);

b) One (1) Management Share (the Management Share).

5.2	The Ordinary Shares and the Management Share are collectively referred to as the Shares and individually as a Share.

5.3	All Ordinary Shares shall be identical in all respects and shall share rateably in the payment of dividends and in any distribution of assets which are allocated to such Ordinary Shares. All Ordinary Shares purchased or otherwise acquired by the Company shall, if the Managing Shareholder so directs, be cancelled with the effect that the issued number of Ordinary Shares is reduced.

5.4	All Management Shares shall be identical in all respects and shall share rateably in the payment of dividends and in any distribution of assets which are allocated to such Management Shares.

5.5	The share capital may be increased or decreased on one or several occasions by a resolution of the General Meeting acting in accordance with the conditions prescribed for the amendment of the Articles. Management Shares may not be redeemed and will not be convertible into any other Shares.

5.6	The Managing Shareholder is authorised, for a period of five (5) years from the date of the publication of this deed to:

a) increase the current share capital once or several times up to one billion Euro (EUR1,000,000,000) by the issue of up to one hundred billion (100,000,000,000) new Ordinary Shares, (including, but not limited to the issue of Ordinary Shares on the exercise of warrants that may be issued by the Company from time to time), having the same rights as the existing Ordinary Shares;

b) limit or withdraw the Shareholders’ preferential subscription rights to the new Shares and determine the persons authorised to subscribe for the new Shares; and

c) record each share capital increase by way of a notarial deed and amend the register of Shares accordingly.

Art. 6. Shares

6.1	The Company recognises only one (1) owner per complete Share or fraction of a Share.

6.2	Save for any provisions set out in any securityholders agreement that may be entered into from time to time, between and amongst others, the Company and its Shareholders (a Securityholders Agreement), all shares vote together and each holder of shares may cast its votes in any manner it chooses.

6.3	The Shares are and will remain in registered form (actions nominatives).

6.4	A register of Shares shall be kept at the registered office and may be examined by any Shareholder on request.

6.5	A Share transfer shall be carried out by the entry in the register of shares of a declaration of transfer, duly signed and dated by either:

(i) both the transferor and the transferee or their authorised representatives; or

(ii) any authorised representative of the Company,

following a notification to, or acceptance by, the Company, in accordance with Article 1690 of the Luxembourg Civil Code.

6.6	Any document recording the agreement between the transferor and the transferee, which is validly signed by both parties, may be accepted by the Company as evidence of a share transfer. The Company may sign a document recording the agreement between the transferor and transferee on behalf of either the transferor or the transferee if given authority to do so under any power of attorney granted in any Securityholders Agreement or otherwise.

6.7	Any transfer of Shares shall be subject to (i) any transfer restrictions included in any Securityholders Agreement or any other agreement entered into by the shareholders and the Company from time to time and (ii) the notification of such restrictions by the transferor to the transferee and the Company.

6.8	Shares may be issued in denominations of less than one Share. Fractional Shares shall have the same rights on a fractional basis as whole Shares, provided that Shares shall only be able to vote if the number of fractional Shares may be aggregated into one or more whole Shares.

6.9	The Company may redeem its own Shares within the limits set out in the Law.

III MANAGEMENT - REPRESENTATION

Art. 7. Management

7.1	The Company shall be managed by the Managing Shareholder for the duration of the Company, unless the provisions of article 4.3. apply or the Managing Shareholder is dismissed or resigns for legitimate cause.

7.2	All powers not expressly reserved to the Shareholders or the Supervisory Board by the Law or the Articles fall within the competence of the Managing Shareholder, who has all powers to carry out and approve all acts and operations consistent with the Company’s corporate object.

7.3	The Managing Shareholder may delegate special or limited powers to one or more agents for specific matters.

7.4	The Managing Shareholder shall be authorised to delegate the day-to-day management and the power to represent the Company in this respect, to one or more officers or other agents, acting either individually or jointly.

7.5	Transactions entered into by the Company which conflict with the interest of its Managing Shareholder must be recorded in minutes. This does not apply to transactions carried out under normal circumstances in the ordinary course of business. No contract or other transaction between the Company and any other company or person shall be affected or invalidated by the fact that the Managing Shareholder or any officer of the Company is interested in the transaction, or is a director, associate, officer or employee of such other company or person.

Art. 8. Representation

8.1	The Company shall be bound towards third parties in all matters by the signature of the Managing Shareholder.

8.2	The Company shall also be bound towards third parties by the joint or single signature of any person(s) to whom special signatory powers have been delegated by the Managing Shareholder.

IV. GENERAL MEETINGS OF SHAREHOLDERS

Art. 9. Powers and voting rights

9.1	Resolutions of the Shareholders shall be adopted at a general meeting of shareholders (each a General Meeting).

9.2	Each Share entitles the holder to one (1) vote on all matters on which Shareholders have the right to vote.

Art. 10. Notices, quorum, majority and voting proceedings

10.1	The Shareholders may be convened to General Meetings by the Managing Shareholder or by the Supervisory Board. The Shareholders must be convened to a General Meeting following a request from Shareholders representing more than one-tenth of the share capital.

10.2	Written notice of any General Meeting shall be given to all Shareholders and all bondholders (if any) at least eight (8) days prior to the date of the meeting, except in the case of an emergency, in which case the nature and circumstances of such shall be set out in the notice.

10.3	General Meetings shall be held at such place and time as specified in the notices.

10.4	If all the Shareholders are present or represented and consider themselves as duly convened and informed of the agenda of the General Meeting, it may be held without prior notice.

10.5	A Shareholder may grant written power of attorney to another person (who need not be a shareholder) in order to be represented at any General Meeting.

10.6	Any Shareholder may participate in any General Meeting by telephone or video conference, or by any other means of communication which allows all those taking part in the meeting to identify, hear and speak to each other. Participation by such means is deemed equivalent to a participation in person at the meeting.

10.7	Any Shareholder may vote by using the forms provided by the Company for that purpose. Voting forms must contain the date, place and agenda of the meeting and the text of the proposed resolutions. For each resolution, the form must contain three boxes allowing for a vote for or against that resolution or an abstention. Shareholders must return the voting forms to the Company’s registered office. Only voting forms received prior to the General Meeting shall be taken into account in calculating the quorum for the meeting. Voting forms which indicate neither a voting intention nor an abstention shall be considered void.

10.8	Resolutions to be adopted at General Meetings shall be passed by a simple majority vote of all Shareholders at a meeting where at least half of the Ordinary Shares are present or represented and all of the Management Shares are present or represented.

10.9	An extraordinary General Meeting may only amend the Articles if (i) at least one-half of the share capital is present or represented, (ii) at least one half of the Ordinary Shares is present or represented, and (iii) the agenda indicates the proposed amendments to the Articles, including the text of any proposed amendment to the Company’s object or form. If this quorum is not reached, a second General Meeting shall be convened by means of notices published twice in the Memorial and two Luxembourg newspapers, at an interval of at least fifteen (15) days and fifteen (15) days before the meeting. These notices shall state the date and agenda of the General Meeting and the results of the previous General Meeting. The second General Meeting shall deliberate validly regardless of the proportion of the capital represented. At both General Meetings, resolutions must be adopted by at least two-thirds of the votes cast, which shall include the consent of the Managing Shareholder unless otherwise specified by these Articles. If the Managing Shareholder is dismissed for legitimate cause (cause légitime), any amendment to article 1 of the Articles shall not require the consent of the Managing Shareholder.

10.10	Any change in the nationality of the Company and any increase of a Shareholder’s commitment in the Company shall require the unanimous consent of the Shareholders and bondholders (if any).

V. SUPERVISION - ANNUAL ACCOUNTS - ALLOCATION OF PROFITS

Art. 11. Supervisory Board/ Réviseurs d’entreprises

11.1	The Company shall be supervised by a supervisory board of at least three (3) members (the Supervisory Board), who need not be Shareholders.

11.2	When so required by law, the Company’s operations shall be supervised by one or more approved external auditors (réviseurs d’entreprises agréés) who will then replace the Supervisory Board.

11.3	The General Meeting shall appoint the members of the Supervisory Board / approved external auditors (réviseurs d’entreprises agréés), and determine their number and remuneration and the term of their office, which may not exceed six (6) years but may be renewed.

11.4	The Supervisory Board must appoint a chairperson from among its members and may choose a secretary.

11.5	The Supervisory Board shall meet at the request of the Managing Shareholder or any of its members.

11.6	Written notice of any meeting of the Supervisory Board shall be given to all members at least twenty four (24) hours in advance, except in the case of an emergency, in which case the nature and circumstances of such shall be set out in the notice.

11.7	No notice is required if all members of the Supervisiory Board are present or represented and each of them states that they have full knowledge of the agenda of the meeting. A member of the Supervisory Board may also waive notice of a meeting, either before or after the meeting. Separate written notices are not required for meetings which are held at times and places indicated in a schedule previously adopted by the Supervisory Board.

11.8	Any member of the Supervisory Board may grant to another member of the Supervisory Board a power of attorney in order to be represented at any Supervisory Board meeting.

11.9	The Supervisory Board may only validly deliberate and act if a majority of its members are present or represented. Supervisory Board resolutions shall be validly adopted by a majority of the votes of the members present or represented. The chairman shall have a casting vote in the event of a tied vote. Supervisory Board resolutions shall be recorded in minutes signed by the chairperson, by all members present or represented at the meeting, or by the secretary (if any).

11.10	Any member of the Supervisory Board may participate in any meeting of the Supervisory Board by telephone or video conference, or by any other means of communication which allows all those taking part in the meeting to identify, hear and speak to each other. Participation by such means is deemed equivalent to participation in person at a duly convened and held meeting.

11.11	Circular resolutions signed by all the members of the Supervisory Board shall be valid and binding as if passed at a duly convened and held Supervisory Board meeting, and shall bear the date of the last signature.

11.12	The members of the Supervisory Board may not be held personally liable by reason of their office for any commitment they have validly made in the name of the Company’s name, provided those commitments comply with the Articles and the Law.

Art. 12. Financial year and approval of annual accounts

12.1	The Financial Year begins on the first (1st) day of October of each year and ends on the thirtieth (30th) day of September of each year.

12.2	Each year, the Managing Shareholder must prepare the balance sheet and profit and loss account, together with an inventory stating the value of the Company’s assets and liabilities, with an annex summarising the Company’s commitments and the debts owed by the officer(s), the Managing Shareholder and Supervisory Board members to the Company.

12.3	One month before the annual General Meeting, the Managing Shareholder shall provide the Supervisory Board with a report on, and documentary evidence of the Company’s operations. The Supervisory Board shall then prepare a report setting out its proposals.

12.4	The annual General Meeting shall be held at the registered office or any other place within the municipality of the registered office, as specified in the notice, on the tenth (10th) day of March of each year at 4.00 p.m. If such day is not a business day in Luxembourg, the annual General Meeting shall be held on the following business day.

12.5	The annual General Meeting may be held abroad if, in the Managing Shareholder’s absolute discretion, exceptional circumstances so require.

Art. 13. Allocation of profits

13.1	Five per cent. (5%) of the Company’s annual net profits must be allocated to the reserve required by law (the Legal Reserve). This requirement ceases when the Legal Reserve reaches an amount equal to ten per cent (10%) of the share capital.

13.2	The General Meeting shall determine the allocation of the balance of the annual net profits. It may decide on the payment of a dividend (in which case the approval of the Managing Shareholder is required), to transfer the balance to a reserve account, or to carry it forward in accordance with the applicable legal provisions.

13.3	Interim dividends may be distributed at any time, subject to the following conditions:

(i)	the Managing Shareholder must draw up interim accounts;

(ii)	the interim accounts must show that sufficient profits and other reserves (including share premium) are available for distribution; it being understood that the amount to be distributed may not exceed the profits made since the end of the last financial year for which the annual accounts have been approved, if any, increased by profits carried forward and distributable reserves, and reduced by losses carried forward and sums to be allocated to the legal or a statutory reserve;

(iii)	within two (2) months of the date of the interim accounts, the Managing Shareholder must resolve to distribute the interim dividends; and

(iv)	the Supervisory Board or the approved external auditors (réviseurs d’entreprises agréés), as applicable, must prepare a report addressed to the Managing Shareholder which must verify whether the above conditions have been met.

VI. DISSOLUTION - LIQUIDATION

14.1	The Company may be dissolved at any time by a resolution of the General Meeting, acting in accordance with the conditions prescribed for the amendment of the Articles. The General Meeting shall appoint one or several liquidators, who need not be Shareholders, to carry out the liquidation and shall determine their number, powers and remuneration. Unless otherwise decided by the General Meeting, the liquidators shall have full powers to realise the Company’s assets and pay its liabilities.

14.2.	The surplus (if any) after realisation of the assets and payment of the liabilities shall be distributed to the Shareholders in proportion to the shares held by each of them.

VII. GENERAL PROVISION

15.1	Notices and communications are made or waived and circular resolutions may be evidenced in writing, by fax, e-mail or any other means of electronic communication.

15.2	Powers of attorney may be granted by any of the means described above. Powers of attorney in connection with Supervisory Board meetings may also be granted by a member of the Supervisory Board, in accordance with such conditions as may be accepted by the Supervisory Board.

15.3	Signatures may be in handwritten or electronic form, provided they fulfil all legal requirements to be deemed equivalent to handwritten signatures. Signatures of circular resolutions or resolutions adopted by telephone or video conference may appear on one original or on several counterparts of the same document, all of which taken together, shall constitute one and the same document.

15.4	All matters not expressly governed by these Articles shall be determined in accordance with the applicable law and, subject to any non waivable provisions of the law, with any agreement entered into by the Shareholders from time to time.